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                                                                  Exhibit (3)(b)

(a) EXHIBITS

        (3)(b) Amendments to Restated Articles

        Section A of Article FIFTH of the Restated Articles of Incorporation of the Corporation was amended and restated in its entirety as follows:

        FIFTH: A. The total number of shares of all classes of stock which the Company shall have authority to issue is 1,125,000,000 consisting of: (1) 25,000,000 shares of Preferred Stock, par value $1.00 per share ("Preferred Stock"); and (2) 1,100,000,000 shares of Common Stock, Par value $1.00 per share ("Common Stock").